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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


To the Partners of
TEPPCO Partners, L.P.

We consent to the incorporation by reference in this registration statement to be filed on Form S-8, relating to the 1994 Long Term Incentive Plan, as amended, of TEPPCO Partners, L.P. of our report dated January 18, 2001, relating to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2000 and 1999 and the related consolidated statements of income, partners' capital and cash flows for each of the years in the three-year period then ended, which report is included in the December 31, 2000 Annual Report on Form 10-K of TEPPCO Partners, L.P.


/s/ KPMG LLP

Houston, Texas
February 15, 2002